Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement on Form S-3 (No. 333-234703) of PowerFleet, Inc.
(2)	Registration Statement on Form S-8 (No. 333-234079) pertaining to the PowerFleet, Inc. 2018 Incentive Plan, I.D. Systems, Inc. 2015 Equity Compensation Plan, I.D. Systems, Inc. 2009 Non-Employee Director Equity Compensation Plan and I.D. Systems, Inc. 2007 Equity Compensation Plan and
(3)	Registration Statement on Form S-8 (No. 333-234081) pertaining to the I.D. Systems, Inc. 401(k) Plan;

of our report dated March 19, 2021, with respect to the consolidated financial statements of PowerFleet, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2020.

/s/ Ernst & Young LLP

Iselin, New Jersey
March 19, 2021